                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

Pursuant to the provisions of the Revised Business Code Sec. 16-10a-1001 et.
seq., Heroes, Inc., a corporation organized under the laws of the State of the
Nevada, adopts the following amendment to the Articles of Incorporation.

1. The following amendment of the Articles of Incorporation was adopted by the shareholders of the Corporation on August 13, 2001 said articles are hereby amended and shall read as follows:
________________________________________________________________________________

                                   Article IV
                                 Capitalization

        Section 1. The authorized capital of this corporation shall consist of the following stock: Five hundred million (500,000,000) common shares, par value $0.001 per shares. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation

2. That the number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 60,285,760, that the said change and amendment has been consented to and authorized by the written consent of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its president and its secretary this 25th day of September 2001.

                                        By:     /s/ Amer Mardam-Bey

                                        Name:   Amer A. Mardam-Bey

                                        Title:  President and Chief Executive Officer

                                        By:     /s/ Tammy Lambert

                                        Name:   Tammy L. Lambert

                                        Title:  Secretary